Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-39275, 333-49020, 333-60598, 333-60962, 333-71524, 333-85801, 333-91949 and 333-100301) of Cygnus, Inc.,

(2)	Registration Statements (Form S-8 Nos. 333-18357, 333-46084, 333-67331, 333-89377, and 333-91518) pertaining to the Amended 1991 Employee Stock Purchase Plan and the Amended 1999 Stock Incentive Plan of Cygnus, Inc.,

of our report dated January 27, 2005, with respect to the consolidated financial statements of Cygnus, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California
March 14, 2005